UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2024

VERU INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-13602	39-1144397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2916 N. Miami Avenue, Suite 1000, Miami, Florida 33127

Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (305) 509-6897

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VERU	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 19, 2024, Veru Inc. (the “Company”) entered into an Amended and Restated Forbearance Agreement and Amendment to September 2024 Note (the “Amended Forbearance Agreement”) with Onconetix, Inc. f/k/a Blue Water Vaccines Inc. (the “Borrower”). The Amended Forbearance Agreement amends and restates the entirety of the Forbearance Agreement, dated as of April 24, 2024 (the “Original Forbearance Agreement”), which related to certain defaults by the Borrower under a Promissory Note in the principal amount of $5,000,000 due on April 19, 2024 (the “April 2024 Promissory Note”) and a Promissory Note in the principal amount of $5,000,000 due on September 30, 2024 (as amended, the “September 2024 Promissory Note” and together with the April 2024 Promissory Note, the “Promissory Notes”) that were issued by the Borrower to the Company to reflect payment obligations pursuant to the Asset Purchase Agreement, dated as of April 19, 2023 (the “Asset Purchase Agreement”), between the Company and the Borrower.

Pursuant to the Amended Forbearance Agreement, the forbearance period relating to the Company’s agreement to forbear from exercising its rights and remedies on account of the failure by the Borrower to pay the amounts due under the April 2024 Promissory Note on the due date of April 19, 2024 continues to end on the earlier of (a) March 31, 2025 and (b) the occurrence of an Event of Default (as defined in the Amended Forbearance Agreement) (such period, the “April 2024 Forbearance Period”). The Amended Forbearance Agreement extends the due date for the September Promissory Note until the earlier to occur of: (i) June 30, 2025 or (ii) the occurrence of any Event of Default under the Amended Forbearance Agreement. The Amended Forbearance Agreement also effected certain modifications to the payment terms in the Original Forbearance Agreement and amended certain terms of the September 2024 Promissory Note as summarized below.

The Borrower agreed in the Amended Forbearance Agreement to make the following required payments (the “Required Payments”) during the April 2024 Forbearance Period first to accrued and unpaid interest under the April 2024 Promissory Note and then any remainder to the outstanding principal amount of the April 2024 Promissory Note:

•

monthly payments equal to 25% (increased from 15% in the Original Forbearance Agreement) of cash receipts of the Borrower or its subsidiaries from certain sale or licensing revenues or payments, which increased amount shall begin on October 20, 2024 for cash receipts in September 2024; and

•

payment of 20% (increased from 10% in the Original Forbearance Agreement) of the net proceeds from certain financing or other transactions outside the ordinary course of business completed by the Borrower or any of its subsidiaries during the April 2024 Forbearance Period, which increased amount will begin for any net proceeds received after September 19, 2024.

The remaining balance of the April 2024 Promissory Note will be due at the end of the April 2024 Forbearance Period.

The Borrower and the Company also agreed to the following amendments to the September 2024 Promissory Note in the Amended Forbearance Agreement:

•	As noted above, an extension of the maturity date to June 30, 2025;

•

The accrual of interest at the rate of 10% per annum on any unpaid principal balance of the September 2024 Promissory Note commencing on October 1, 2024 through the date that the outstanding principal balance under the September 2024 Promissory Note is paid in full.

•

Any amounts owed on the September 2024 Promissory Note, including but not limited to unpaid principal and accrued interest, will be paid in cash or, upon the mutual written consent of the Borrower and the Company, in shares of the Borrower’s common stock or a combination of cash and the Borrower’s common stock.

•

Following full repayment of all principal and interest under the April 2024 Promissory Note, the Borrower will make the Required Payments first towards accrued and unpaid interest under the September 2024 Promissory Note and then towards the remaining principal balance payable under the September 2024 Promissory Note.

•

If the aggregate unpaid principal outstanding under the April 2024 Promissory Note and the September 2024 Promissory Note and all accrued and unpaid interest thereon is repaid in cash on or before December 31, 2024, then the total principal balance under the September 2024 Promissory Note that will be payable by the Borrower in satisfaction of its obligations under the September 2024 Promissory Note will be reduced from $5,000,000 to $3,500,000.

There can be no assurance as to (a) whether and when the Company will receive any payments pursuant to the terms of the Amended Forbearance Agreement or otherwise under the Promissory Notes or (b) the extent of the risk of a future default by the Borrower in performing its payment or other obligations under the Amended Forbearance Agreement and the Promissory Notes.

The description of the Amended Forbearance Agreement set forth herein is qualified in its entirety by reference to the full text of the Amended Forbearance Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document

10.1	Amended and Restated Forbearance Agreement and Amendment to September 2024 Note, dated as of September 19, 2024, between Veru Inc. and Onconetix, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2024	VERU INC.

	By:	/s/ Michele Greco
Michele Greco
Chief Financial Officer and Chief Administrative Officer

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